EXHIBIT 10.1

INTERIM EMPLOYMENT AGREEMENT

THIS INTERIM EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into with an effective date of April 10, 2008, by and between Pharmacopeia, Inc. (hereinafter the “Company”) and Joseph A. Mollica, Ph.D. (hereinafter “Dr. Mollica”).

RECITALS

WHEREAS, Dr. Mollica is presently the Chairman of the Board of Directors of the Company (“Chairman of the Board”); and

WHEREAS, the employment of the Company’s former President and Chief Executive Officer, Leslie Johnston Browne, has ended and the Company is engaged in a search to retain a successor to Dr. Browne; and

WHEREAS, the Company desires to employ Dr. Mollica as the Company’s Interim President and Chief Executive Officer (“Interim President and Chief Executive Officer”) until such time as the Company is able to hire an appropriate individual to serve as the successor to Dr. Browne.

NOW, THEREFORE, in consideration of their mutual promises and intending to be legally bound, the Company and Dr. Mollica agree as follows:

1.                                       Employment.

a.             The Company agrees to employ Dr. Mollica as its Interim President and Chief Executive Officer upon the terms and conditions set forth in this Agreement.

b.             The Company and Dr. Mollica acknowledge and agree that Dr. Mollica’s service under this Agreement is intended to be temporary and to terminate upon the Company’s hiring of a successor to Dr. Browne as its President and Chief Executive Officer.  Unless earlier terminated in accordance with Section 3 below, the term of this Agreement (“Term”) shall run from the date first stated above until three (3) months following the date on which the successor President and Chief Executive Officer to be hired by the Company commences his or her employment in such position.  Dr. Mollica shall resign as Chairman of the Board as of the date on which the successor President and Chief Executive Officer commences his or her employment in such position but may, at his option, continue to serve as a Class II director following such resignation for the remainder of his current Class II director term.    Upon the conclusion of the Term, Dr. Mollica shall relinquish his office at the Company.  The Company will continue to provide Dr. Mollica secretarial services for six (6) months following the conclusion of the Term at the level provided during his service as Chairman of the Board.  For the avoidance of doubt, such secretarial services will include forwarding mail, e-mail and phone messages for Dr. Mollica that are received at the Company.

c.             Dr. Mollica’s duties, powers and responsibilities as Interim President and Chief Executive Officer shall be those which are customary for such position, as may be determined from time to time by the Board of Directors of the Company (the “Board”).  Dr. Mollica agrees to perform and discharge such duties well and faithfully and to be subject to the supervision and direction of the Board.

d.             The position of Interim President and Chief Executive Officer is a full-time position.  Dr. Mollica agrees to devote substantially his full time effort, attention, and energies to this position, provided that nothing in this Agreement shall prohibit or otherwise limit Dr. Mollica’s right, ability and obligation to act on behalf of the Company in his capacity as Chairman of the Board.  During the Term of this Agreement, as defined above, Dr. Mollica will not render any professional services or engage in any activity which might be competitive with, adverse to the best interest of, or create the appearance of a conflict of interest with the Company.  Prior to serving on any other board of directors, Dr. Mollica shall obtain the written permission of the Board, which shall not be unreasonably withheld.  As of the effective date of this Agreement, the Company has consented to Dr. Mollica’s serving on the boards of directors of the companies listed on Schedule A attached hereto.  Dr. Mollica agrees to abide by the policies, and rules and regulations of the Company as they may be amended from time to time.

2.                                       Compensation.

a.             During the Term, Dr. Mollica shall be paid an annual salary of Four Hundred Five Thousand Dollars ($405,000) (“Base Salary”) for his service (i) as both Interim President and Chief Executive Officer and Chairman of the Board prior to the date on which the successor President and Chief Executive Officer commences his or her employment in such position and (ii) assisting with, at the Company’s option, up to full time effort in a transition period during the three (3) months following such commencement of employment by the successor President and Chief Executive Officer.  The Base Salary will be paid in monthly installments of Thirty-Three Thousand Seven Hundred Fifty Dollars ($33,750), less normally applicable payroll deductions and withholdings, in accordance with the Company’s usual payroll cycle for executives.  Following the conclusion of the Term, Dr. Mollica’s compensation shall revert to an annualized amount of One Hundred Thousand Dollars  ($100,000), the level of compensation that he had been receiving as Chairman of the Board.  This compensation will be paid in monthly installments of $8,333.33, or on a pro-rata basis for partial months, through April 30, 2009, at which time the Company shall have no further obligation to pay Dr. Mollica such compensation.

b.             For calendar year 2008, Dr. Mollica shall be eligible to participate in the Company’s Bonus Program for Senior Management, which shall provide Dr. Mollica with an annual bonus target of nine-twelfths (9/12) of fifty percent (50%) of Dr. Mollica’s Base Salary, as determined in accordance with the Company’s existing compensation policy.  The amounts payable to Dr. Mollica under the Bonus Program shall be referred to herein as the “Incentive

Bonus.”  Dr. Mollica’s entitlement to any Incentive Bonus shall be determined based on the Company’s actual performance versus the approved corporate goals and objectives for 2008.  Dr. Mollica shall be permitted to propose revisions to the 2008 corporate goals and objectives for consideration by the Compensation Committee of the Company and the Company’s Board of Directors prior to the end of May, 2008.  Any Incentive Bonus to which Dr. Mollica is entitled will be paid on March 1 following the completion of the calendar year to which such Incentive Bonus corresponds.  Should Dr. Mollica’s employment under this Agreement end prior to December 31, 2008, he shall remain eligible for the Incentive Bonus so long as Dr. Mollica has assisted in the successful identification and retention of a new, successor President and Chief Executive Officer and assisted in a successful transition period, as determined by the Compensation Committee of the Board in its sole discretion.  Should this Agreement extend into calendar year 2009, the parties shall meet to negotiate an appropriate bonus arrangement for that year.

c.             In recognition of his agreement to serve as Interim President and Chief Executive Officer under this Agreement, Dr. Mollica shall be granted fifty-five thousand (55,000) restricted stock units pursuant to and in accordance with the Company’s Amended and Restated 2004 Equity Compensation Plan (the “2004 Plan”) and the terms of a restricted stock unit grant letter.  The grant of these units shall be in lieu of and shall replace the grant of stock options to which Dr. Mollica would have been entitled for 2008 in his capacity as Chairman of the Board.

d.             In recognition of Dr. Mollica’s agreement to serve as Interim President and Chief Executive Officer under this Agreement, the Board shall amend the terms of all agreements outstanding as of the effective date hereof between the Company and Dr. Mollica that govern options to purchase shares of Company common stock.  Such amendments shall provide that unless Dr. Mollica is terminated for Cause (as defined below) or he voluntarily terminates his employment hereunder, Dr. Mollica shall be permitted to exercise the options that vest under such agreements for the full remainder of the respective terms of such options, irrespective of Dr. Mollica’s status with respect to the Company at the time of proposed exercise, subject to the terms of  the Company’s respective equity compensation plans governing such options.

e.             Dr. Mollica will be reimbursed in accordance with the Company’s policy and procedure for reasonable costs of properly documented business related expenses required in the course of his employment.

f.              Except as expressly provided in this Agreement, Dr. Mollica shall not be entitled to any other compensation or benefits, including but not limited to any fringe benefits, coverage under any insurance programs, or participation in any benefit plans, from the Company under this Agreement.

3.                                       Termination.  The Term and Dr. Mollica’s employment as Interim President and Chief Executive Officer may be terminated at any time during the Term by Dr. Mollica or the Board of Directors of the Company for any reason on ninety (90) days’ notice.  In the event of termination of his employment, or in the event of his death, the Company shall have no liability to Dr. Mollica in his capacity as Interim President and Chief Executive Officer for compensation or benefits except for Base Salary earned prior to the date of termination, any Incentive Bonus earned under Section 2.b., and any restricted stock units that vested prior to termination as provided in Section 2.c.   In addition, the Term and Dr. Mollica’s employment may be terminated by the Company for “Cause” at any time upon delivery of written notice to Dr. Mollica.  For purposes of this Agreement, “Cause” means the occurrence of any of the following events: (i) any gross failure on the part of Dr. Mollica (other than by reason of Disability (as defined in the 2004 Plan)) to faithfully and professionally carry out his duties or to comply with any other material provision of this Agreement, which failure continues after written notice thereof by the Board, provided that the Board shall not be required to provide such notice in the event that such failure (A) is not susceptible to remedy or (B) relates to the same type of acts or omissions as to which such notice has been given on a prior occasion; (ii) Dr. Mollica’s material dishonesty (which shall include without limitation any misuse or misappropriation of the Company’s assets), or other willful misconduct which is intended to injure or which injures or is likely to injure the business of the Company; (iii) Dr. Mollica’s conviction for any felony or for any other crime involving moral turpitude, whether or not relating to his employment; (iv) Dr. Mollica’s insobriety or use of drugs, chemicals or controlled substances either (A) in the course of performing his duties and responsibilities under this Agreement, or (B) otherwise affecting the ability of Dr. Mollica to perform the same; (v) Dr. Mollica’s failure to comply with a lawful, written direction of the Board, which is consistent with Dr. Mollica’s duties and responsibilities as Interim President and Chief Executive Officer with the Company; or (vi) any wanton and willful dereliction of duties by Dr. Mollica.  The existence of any of the foregoing events or conditions shall be determined by the Board in the exercise of its reasonable judgment.  In the event of a termination for Cause,  the Company shall have no liability to Dr. Mollica for compensation or benefits under this Agreement except for payment of Base Salary or compensation earned prior to the date of such termination, and any restricted stock units that vested prior to termination as provided in Section 2.c.  Dr. Mollica shall not be entitled to receive a pro-rata Incentive Bonus for the calendar year in which the termination occurs.

4.             Termination Without Cause in Connection with Change of Control.  In the event that the Term and Dr. Mollica’s employment as Interim President and Chief Executive Officer is terminated involuntarily by the Board without Cause in connection with a Change of Control of the Company: (i) the Company shall pay Dr. Mollica in a lump sum two (2) times an amount equal to his annual Base Salary then in effect as of the date of termination, within thirty (30) days after the date of his termination of employment; (ii) all stock options granted to Dr. Mollica that are then unvested shall immediately vest; (iii) Dr. Mollica shall receive a lump sum payment equal to two times the target Incentive Bonus; and (iv) the Company shall pay Dr. Mollica all other compensation accrued, but unpaid, up to the date of his termination.

For purposes of this Agreement, a “Change of Control” means that any of the following events has occurred:

(1)           Any person (as such term is used in section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, any employee benefit plan of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) becomes the beneficial owner or owners (as defined in Rule 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly (the “Control Group”), of more than 50% of the outstanding equity securities of the Company, or otherwise becomes entitled, directly or indirectly, to vote more than 50% of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Company;

(2)           A consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders, directly or indirectly, immediately after such transaction or series of related transactions of more than 50% of the Voting Power of the entity surviving such transaction or series of related transactions; or

(3)           The sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

If any of the benefits or payments under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, the “Total Payments”), will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, the Company shall pay Dr. Mollica in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by Dr. Mollica after deduction of any excise Tax upon the Total Payments and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment provided for by this Section shall be equal to the Total Payments.  Such payments shall be made by the Company to Dr. Mollica within thirty (30) days following a determination that any of the Total Payments will be subject to the Excise Tax, but in no event later than the date on which the related taxes are remitted to the taxing authority.

All determinations required to be made under this Section, including whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) mutually acceptable to the parties.  The Accounting Firm shall provide detailed supporting calculations both to the Company and to Dr. Mollica within 10 days after a request for such determinations are made by Dr. Mollica or the Company.  Any such determination by the Accounting Firm shall be binding upon the Company and Dr. Mollica.  For purposes of determining the amount of the Gross-Up Payment, Dr. Mollica shall be deemed to pay federal, state and local income taxes at the highest marginal rates applicable to Dr. Mollica as of the date of the determination.

5.                                       To the extent that Dr. Mollica is a “specified employee” within the meaning of the Section 409A of the Internal Revenue Code of 1986, as amended, as of the date of Dr. Mollica’s separation from service, no amount that constitutes a deferral of compensation shall be paid to

Dr. Mollica before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Dr. Mollica’s separation from service or, if earlier, the date of Dr. Mollica’s death following such separation from service.  All such amounts that would, but for this Section 5, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

6.                                       Confidential Information.  Except as reasonably necessary to perform his duties as Interim President and Chief Executive Officer or Chairman of the Board, Dr. Mollica agrees not to reveal to any other person or entity or use for his own benefit any confidential information of or about the Company or its operations, both during and after his employment under this Agreement, including without limitation marketing plans, financial information, key personnel, employees’ salaries and benefits, customer lists, pricing and cost structures, operation methods and any other information not available to the public, without the Company’s prior written consent.

7.                                       Arbitration.  Any and all disputes between the parties (except actions to enforce the provisions of Section 6 of this Agreement) arising under or relating to this Agreement or any other dispute between the parties, including claims arising under any employment discrimination laws, shall be adjudicated and resolved exclusively through binding arbitration before the American Arbitration Association pursuant to the American Arbitration Association’s then-in-effect National Rules for the Resolution of Employment Disputes (hereafter “Rules”).  The initiation and conduct of any arbitration hereunder shall be in accordance with the Rules and each side shall bear its own costs and counsel fees in such arbitration, except to the extent that applicable law provides for fee-shifting.  Any arbitration hereunder shall be conducted in Princeton, New Jersey, and any arbitration award shall be final and binding on the parties.  The arbitrator shall have no authority to depart from, modify, or add to the written terms of this Agreement.  The arbitration provisions of this Section shall be interpreted according to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and any action pursuant to such Act to enforce any rights hereunder shall be brought exclusively in the United States District Court for the District of New Jersey.  The parties consent to the jurisdiction of (and the laying of venue in) such court.

8.                                       Waiver.  The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party of any provision of the Agreement.

9.                                       Severability.  In the event that any section, paragraph or term of this Agreement shall be determined to be invalid or unenforceable by any competent authority or tribunal for any reason, the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect, and any such section, paragraph, or term shall be deemed modified to the extent to make it enforceable.

10.                                 Successors and Assigns.  This Agreement shall bind and inure to the benefit of the successors and assigns of the Company, and the heirs, executors or personal representatives of Dr. Mollica.  This Agreement may not be assigned by Dr. Mollica.  This Agreement may be assigned to any successor in interest to the Company and Dr. Mollica hereby consents to such assignment.

11.                                 Entire Agreement; Amendments.  This Agreement, including the recitals (which are a part hereof), together with the applicable bylaws and policies of the Company and the Indemnity Agreement dated April 21, 2004 between the Company and Dr. Mollica, constitutes the entire Agreement between the parties hereto with respect to Dr. Mollica’s provision of services for, to or on behalf of the Company during the Term, and there are no other understandings, agreements or representations, expressed or implied.  This Agreement may be amended only in writing signed by both parties.

12.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New Jersey.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

PHARMACOPEIA, INC.:

By:	/s/ Carol A. Ammon	/s/ Joseph A. Mollica
	Carol A. Ammon	Joseph A. Mollica, Ph.D.
Chair, Compensation Committee
of the Board of Directors

SCHEDULE A

TO INTERIM EMPLOYMENT AGREEMENT

Celator Pharmaceuticals (Chairman of the Board)

Cytogen Corp.

Neurocrine BioSciences, Inc. (Chairman of the Board)

Redpoint Bio Corporation (Chairman of the Board)